exhibit 1.2

January 14, 2016

K&L Gates LLP

Three First National Plaza

Suite 3100

Chicago, Illinois 60602

RE:	Nuveen Municipal 2021 Target Term Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen Municipal 2021 Target Term Fund, a Massachusetts business trust (the “Fund”), in connection with the Fund’s Registration Statement on Form N-2 as such Registration Statement is proposed to be amended by Pre-Effective Amendment No. 2 to be filed with the Securities and Exchange Commission on or about January 14, 2016 (as proposed to be amended, the “Registration Statement”), with respect to certain of its Common Shares of Beneficial Interest, par value of $.01 per share (the “Shares”). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)     a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

(b)     a copy, as filed with the Secretary of the Commonwealth of Massachusetts on October 15, 2016, of the Fund’s Declaration of Trust dated as of October 13, 2015 (the “Declaration”);

(c)     a certificate of the Assistant Secretary of the Fund, certifying as to, and attaching copies of, the Fund’s Declaration, By-Laws, the Actions of Initial Trustee by Written Consent on October 13, 2015 and November 16, 2015 and the resolutions adopted by the Trustees at a meeting held on November 16-18, 2015 (the “Resolutions”);

(d)     a printer’s proof received on January 14, 2016 of Pre-Effective Amendment No. 2.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents

K&L Gates LLP

January 14, 2016

reviewed by us in original or copy form and the legal competence of each individual executing any document. We note that the resolutions of the Trustees at the meeting held on November 16-18, 2015 and referred to in paragraph (c) above are in draft form, and we have assumed that those resolutions, when incorporated into the minutes of the meetings as approved by the Trustees, will be in substantially the form reviewed by us. We have also assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above. We have further assumed that the Fund’s Declaration and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. As to our opinion below relating to the legal existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in paragraph (a) above.

This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Fund’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Fund.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.     The Fund is legally existing under the Fund’s Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

K&L Gates LLP

January 14, 2016

2.     The Shares, when issued and sold in accordance with the Fund’s Declaration of Trust and the Resolutions, will be validly issued, fully paid and non-assessable, except that, as indicated in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Fund with respect to the Shares, to the reference to our name in the Registration Statement under the heading “Legal Opinions” and to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP